SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

NEXTWAVE WIRELESS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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12264 El Camino Real, Suite 305

San Diego, CA 92130

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 17, 2012

To our stockholders:

You are cordially invited to attend the annual meeting of stockholders of NextWave Wireless Inc. (“NextWave”) to be held on May 17, 2012 at 9:00 a.m. local time at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, NY 10020. You will need an admission ticket or proof of ownership of NextWave stock to enter the meeting. The meeting will be held for the following purposes:

1. To elect the nominees named herein as Class III directors;

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm to audit the consolidated financial statements of NextWave and its subsidiaries for the fiscal year ended December 29, 2012; and

3. To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on March 23, 2012 as the record date for the determination of the holders of our common stock, par value $0.007 per share, entitled to notice of, and to vote at, the annual meeting. At the close of business on March 23, 2012, there were 24,938,132 shares of our common stock outstanding and entitled to vote. Stockholders of record may vote their shares via a toll-free telephone number, over the Internet or by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the Proxy Card. If your shares are held in the name of a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone proxies will depend on their voting procedures.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 17, 2012. In accordance with the rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, proxy card and annual report, and by notifying you of the availability of our proxy materials on the Internet.

The notice of annual meeting, proxy statement, proxy card and 2011 Annual Report are available on the Internet at http://www.envisionreports.com/wave2012, using the 15-digit control number printed on your proxy card, and may also be requested by calling toll-free at 1 (866) 641-4276 or by e-mail to investorvote@computershare.com with “Proxy Materials NextWave Wireless Inc.” in the subject line.

This proxy statement and the accompanying form of proxy are first being sent to holders of our common stock on or about April 16, 2012.

By Order of the Board of Directors
FRANK A. CASSOU
Chief Legal Counsel and Secretary

April 16, 2012

IMPORTANT

Your vote is important. Stockholders of record may vote their shares via a toll-free telephone number, over the Internet or by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. If your shares are held in the name of a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone proxies will depend on their voting procedures. This will assure that your shares are represented at the meeting.

If you need assistance in voting your shares, please call the firm assisting us in the distribution and tabulation of proxies for the annual meeting:

Computershare Investor Services, LLC

P.O. Box 43078

Providence, RI 02940-3078

(888) 294-8217

Or

(312) 588-4171

THE MEETING

Date, Time and Place

We are providing this proxy statement (this “Proxy Statement”) to you in connection with the solicitation on behalf of our Board of Directors of proxies to be voted at our 2012 annual meeting of stockholders or any postponement or adjournment of that meeting. The annual meeting will be held on May 17, 2012, at 9:00 a.m. local time at the offices of Lowenstein Sandler PC located at 1251 Avenue of the Americas, New York, NY 10020.

Matters to be Considered

At the annual meeting, stockholders will be asked to consider and vote (1) to elect the nominees named herein as Class III directors and (2) to ratify the selection of our independent registered public accounting firm. The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Notice of Internet Availability of Proxy Materials

In accordance with the rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, proxy card and annual report, and by notifying you of the availability of our proxy materials on the Internet.

The notice of annual meeting, proxy statement, proxy card and 2011 Annual Report are available on the Internet at http://www.envisionreports.com/wave2012, using the 15-digit control number printed on your proxy card, and may also be requested by calling toll-free at 1 (866) 641-4276 or by e-mail to investorvote@computershare.com with “Proxy Materials NextWave Wireless Inc.” in the subject line.

Stockholders may sign up to receive future proxy statements, notices of internet availability of proxy materials and other stockholder communications electronically instead of by mail. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. For additional information regarding electronic delivery enrollment visit www.envisionreports.com/wave2012 (for holders of record) or contact our transfer agent or your broker.

Record Date; Stock Outstanding and Entitled to Vote

Holders of our common stock as of the record date, i.e., the close of business on March 23, 2012, are entitled to notice of and to vote at the meeting. As of the record date, there were 24,938,132 shares of common stock outstanding and entitled to vote.

Required Votes

In order for the annual meeting to be held, the holders of a majority of our outstanding shares of common stock as of the record date must be present in person or by proxy duly authorized. Assuming that such a quorum is present, our stockholders may take action at the annual meeting with the votes described below.

Election of Directors. Under Delaware law and our Certificate of Incorporation, the affirmative vote of a plurality of the votes cast by the holders of our shares of common stock is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality.

Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm.

Other Matters. If any other matters are properly presented at the meeting for action, including a question of adjourning or postponing the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Effect of Abstentions and Broker Non-Votes

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the annual meeting, such as the ratification of the appointment of Ernst & Young LLP. If you do not provide voting instructions on a non-discretionary item, including the election of directors, the shares will be treated as “broker non-votes.”

For purposes of the annual meeting, abstentions and broker non-votes will be included in the number of shares present for purposes of constituting a quorum, assuming such broker has submitted a proxy or attends the annual meeting. With respect to the ratification of the appointment of Ernst & Young LLP, abstentions and broker non-votes will have the effect of a vote against such proposal.

Voting and Revocation of Proxies

If at the close of business on March 23, 2012, you were a stockholder of record or held shares through a broker or bank, you may vote your shares as described below or you may vote in person at the 2012 annual meeting.

Stockholders of record are requested to vote by proxy in one of three ways:

•	By Telephone — Use the toll-free telephone number shown on your proxy card;

•	By Internet — Visit the Internet website indicated on your proxy card and follow the on-screen instructions; or

•	By Mail — You can date, sign and promptly return your proxy card by mail in the enclosed postage prepaid envelope.

Voting instructions (including instructions for both telephonic and Internet proxies) are provided on the proxy card. The Internet and telephone proxy procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, must be borne by the stockholder. If you submit your proxy card by Internet or telephone, it will not be necessary to return your proxy card.

If a stockholder does not return a signed proxy card or submit a proxy by the Internet or by telephone, and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies that are received by us and are not revoked will be voted at the meeting in accordance with the instructions contained therein. If instructions are not given, such proxies will be voted FOR election of each nominee for director named herein and FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. In addition, we reserve the right to exercise discretionary authority to vote proxies, in the manner determined by the Company in its sole discretion, on any matters brought before the 2012 annual meeting of stockholders for which we did not receive adequate notice under the proxy rules promulgated by the SEC.

If your shares are held in the name of a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone proxies will depend on their voting procedures.

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet) or by voting in person at the meeting. Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the annual meeting, including preparation, assembly, printing and mailing of this Proxy Statement, the annual report, the proxy card and any additional information furnished to stockholders. Copies of our Proxy Statement and related materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of common stock beneficially owned by others to forward to such beneficial owners. We will bear the cost of maintaining a website compliant with regulations promulgated by the SEC to provide internet availability of this Proxy Statement, our annual report and proxy card. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation material to such beneficial owners. In addition, we have retained Computershare Investor Services, LLC to act as proxy solicitor in conjunction with the meeting. We have agreed to pay that firm a base fee of $25,000 plus customary call-based fees and reasonable out of pocket expenses for proxy distribution and tabulation services. Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers, or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Householding

The SEC’s rules permit us to deliver a single proxy statement and annual report, to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one proxy statement and annual report, to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy statement and annual report, contact Computershare Investor Services, LLC at (888) 294-8217 or (312) 588-4171 or in writing at P. O. Box 43078, Providence, RI 02940-3078.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future stockholder communications for your household, please contact Computershare Investor Services, LLC at the above phone number or address.

Independent Registered Public Accounting Firm

We have been advised that representatives of Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2011, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

NextWave has a classified board of directors, divided into three classes, and the term of the Class III directors will expire on the date of the 2012 annual meeting. The nominees to be elected as Class III directors with a three-year term expiring at the 2015 annual meeting of stockholders are described below. The Board of Directors has nominated each of the candidates for election and expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence, one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors may propose.

Mr. Symington, currently serving as a Class III director, has decided not to stand for re-election at the 2012 annual meeting. Therefore, his term will expire upon the election of the Class III nominees at the 2012 annual meeting. The Board of Directors expresses its appreciation to Mr. Symington for his years of service as a member of the Board of Directors.

Nominees for Election

Name and present position, if any, with the Company	Age, period served as a director, other business experience
Allen Salmasi

Mr. Salmasi, 57, is currently Chairman of the Board of Directors. Mr. Salmasi served as our Chief Executive Officer and President from the inception of our Company in 2005 through April 2009, when he assumed a Chairman role with a special mandate for maximizing the value of our wireless spectrum assets. Previously, Mr. Salmasi served as Chairman and CEO of NextWave Telecom, Inc. (“NextWave Telecom”) which he founded in 1995 and subsequently sold to Verizon Wireless in 2005. Prior to NextWave Telecom, Mr. Salmasi was a member of the Board of Directors, President of the Wireless Telecommunications Division, and Chief Strategic Officer of QUALCOMM Inc. He joined QUALCOMM in 1988 as a result of the merger of QUALCOMM and Omninet Corporation, which Mr. Salmasi founded in 1984. Mr. Salmasi initiated and led the development of CDMA technologies, standards and the associated businesses at QUALCOMM until 1995. At Omninet, he conceived and led the development of the first OmniTRACS system, which provides two-way messaging and position reporting services to mobile users.

Mr. Salmasi has extensive experience managing and developing wireless technology companies as a result of his executive roles at Omninet Corporation and QUALCOMM Inc. He has been a leader in the development of wireless technology and has over 25 years of experience in the telecommunications industry. Mr. Salmasi has a depth of knowledge relating to our business as a result of his role as the Chairman and CEO of NextWave Telecom and, prior to May 5, 2009, Chairman, Chief Executive Officer and President of our Company. Mr. Salmasi also holds a substantial personal investment in our common stock and in our Third Lien Subordinated Secured Convertible Notes due 2011 (the “Third Lien Notes”).

Nader Tavakoli	Mr. Tavakoli, 54, has served as Chairman and Chief Executive Officer of EagleRock Capital Management, a private investment firm based in New York City, since January 2002. Prior to founding EagleRock, Mr. Tavakoli served as a portfolio manager at Odyssey Partners, Highbridge Capital and Cowen and Co. Mr. Tavakoli is currently serving on the Board of Directors of Magnachip Semiconductor Corporation, a public company that designs and manufactures semiconductor products for consumer applications.

Name and present position, if any, with the Company	Age, period served as a director, other business experience
Mr. Tavakoli would bring to the Board of Directors his substantial experience as an investor in technology and telecommunications companies, including companies holding spectrum as a principal asset. Mr. Tavakoli’s involvement in numerous acquisition and divestiture transactions, both as an attorney and as an investor, would be valuable to the Board of Directors in connection with the Company’s efforts to sell its wireless spectrum assets. Mr. Tavakoli was nominated by Avenue Capital pursuant to the director designation agreement entered into by the Company and Avenue Capital in connection with the Senior-Subordinated Secured Second Lien Notes due 2011 (the “Second Lien Notes”) financing in October 2008. Affiliates of Avenue Capital hold substantial interests in the Company’s common stock and secured notes. Mr. Tavakoli is not affiliated with Avenue Capital and will not receive any compensation from Avenue Capital in connection with his service on the Board.

The Board of Directors recommends a vote FOR the above named nominees.

Other Members of the Board of Directors

The Board of Directors currently consists of 6 directors, each of whom, other than Mr. Salmasi and Mr. Symington, is described below. The term of the Class I directors shall expire at the 2013 annual meeting of stockholders, subject to the valid election and qualification of their respective successors. The term of the Class II directors shall expire at the 2014 annual meeting of stockholders, subject to the valid election and qualification of their respective successors.

Name and present position, if any, with the Company	Age, period served as a director, other business experience
Class I Directors

Douglas Manchester

Mr. Manchester, 69, has served as a director of the Company since its inception. He is also Chairman of Manchester Financial Group, LP. Mr. Manchester is one of San Diego’s leading private developers. His development projects include hotels, high-rise office buildings, residential properties, industrial parks and championship golf courses and resorts.

Mr. Manchester brings to the board a great deal of familiarity and experience with our Company and our business as a result of having served as a director since our inception. Mr. Manchester also has extensive experience in the financing, purchasing and sale of assets as a result of his role as chairman of Manchester Financial Corp. Mr. Manchester dedicates substantial time to Board matters, serving as a member of our Audit Committee. Mr. Manchester also holds a substantial interest in our Third Lien Notes.

William H. Webster

Judge Webster, 88, has served as a director since our inception. Judge Webster specializes in arbitration, mediation and internal investigation, and currently serves as Chairman of the Board of the International Institute for Conflict Prevention and Resolution. From 1991 through 2008, Judge Webster served as a senior partner in Milbank, Tweed, Hadley & McCloy LLP’s Washington office. Prior to joining Milbank, Judge Webster began a long and illustrious career in public service. Judge Webster was U.S. Attorney for the Eastern District of Missouri, then a member of the Missouri Board of Law Examiners. In 1970, he was appointed a judge of the U.S. District Court for the Eastern

Name and present position, if any, with the Company	Age, period served as a director, other business experience

District of Missouri, and then elevated to the U.S. Court of Appeals for the Eighth Circuit. Judge Webster resigned the judgeship to head the Federal Bureau of Investigation for nine years. In 1987, he was sworn in as Director of the Central Intelligence Agency. He led the CIA until his retirement from public office in 1991. Judge Webster has received numerous awards for public service and law enforcement and holds honorary degrees from several colleges and universities. Judge Webster currently serves as Chairman of the Homeland Security Advisory Council.

Judge Webster has served as a member of our Board of Directors since inception and the Board of Directors of our predecessor, NextWave Telecom Inc., since its formation in 1996. Judge Webster’s service with us and our predecessor provides valuable continuity to our Board of Directors. In addition, Judge Webster’s experience as an attorney and as a judge provides a diversity of viewpoint and background to our Board. Judge Webster dedicates substantial time to Board matters, serving as a member of our Audit Committee, Compensation Committee, and Independent Committee.

Class II Directors

Jack Rosen

Mr. Rosen, 65, has served as a director since our inception. Mr. Rosen is the founder and Chief Executive of Rosen Partners LLC, a leading residential and commercial real estate development firm operating worldwide. For more than 30 years, the firm and its affiliates have created innovative residential, commercial and hotel developments. He is the current Chairman of the American Jewish Congress. In addition, Mr. Rosen oversees a wide array of healthcare, cosmetic and telecommunications business ventures throughout the U.S., Europe and Asia. Mr. Rosen is currently serving on the Board of Directors of Altimo, a leading investment company in Russia, the CIS and Turkey, operating in the field of mobile and fixed-line communications. Active in international government and political affairs, Mr. Rosen has participated in numerous commissions and councils for former President Bush and Clinton. Mr. Rosen is currently a member of the Council on Foreign Relations.

Mr. Rosen’s leadership experience within a wide variety of industries and companies provides him with a unique level of expertise for our business. Mr. Rosen dedicates substantial time to Board matters, serving as a member of our Compensation Committee and Independent Committee.

Carl E. Vogel	Mr. Vogel, 54, has served as a director since November 2009. Mr. Vogel is currently a member of the Board of Directors and Senior Advisor to Dish Network Corporation, a publicly traded company in the multi-channel video business serving in excess of 14 million customers throughout the United States. Mr. Vogel served as President of Dish Network from September 2006 to February 2008 and served as Vice Chairman from June 2005 until March 2009. From 2001 until 2005, Mr. Vogel served as the President and CEO of Charter Communications Inc., a publicly-traded company providing cable television and broadband services to approximately six million customers. Between 1997 and 2001, Mr. Vogel held various senior executive positions in companies affiliated with Liberty Media Corporation. Mr. Vogel is also currently serving on the Board of Directors of Sirius XM Radio Inc., a publicly traded satellite radio system operator and broadcaster, and the Board of Directors and Audit

Name and present position, if any, with the Company	Age, period served as a director, other business experience

Committees of Shaw Communications, Inc., a publicly traded diversified communications company providing broadband cable and direct-to-home satellite services in Canada, Universal Electronics Inc., a publicly traded company providing wireless control technology for the connected home and Ascent Capital Group, Inc., a public holding company which is principally engaged in security alarm monitoring services.

Mr. Vogel brings to the Board of Directors a great deal of executive level leadership experience in the communications industry as a result of his high level executive roles at Dish Network Corporation, Charter Communications Inc., and Liberty Media Corporation. Furthermore, Mr. Vogel has extensive experience in reviewing financial statements as a result of his background as a certified public accountant and his role as a chief executive and senior finance executive of public companies. Mr. Vogel is qualified as an “audit committee financial expert,” applying the listing standards of NASDAQ and in accordance with applicable rules of the SEC as of the date of this Proxy Statement, and serves as the Chairman of our Audit Committee. The Board of Directors has determined that Mr. Vogel’s service on the Audit Committees of Shaw Communications, Universal Electronics and Ascent Capital Group does not impair Mr. Vogel’s ability to effectively serve on the Audit Committee of the Company. Mr. Vogel also serves as a member of our Independent Committee.

CORPORATE GOVERNANCE

Independence Standards for Directors

As a result of our delisting from The Nasdaq Global Market (“Nasdaq”) in July 2010, we are not currently subject to its corporate governance requirements and you may not have the same protections as are afforded to stockholders of companies listed on Nasdaq. For example, we are no longer required to maintain a majority of independent directors on our Board of Directors. Under the rules of the Securities and Exchange Commission, we are required to disclose which of our directors qualify as independent based on the standards of a national securities exchange adopted by our Board of Directors. Our Board of Directors has determined to apply the listing standards of Nasdaq for the purpose of making this disclosure.

During its annual review of director and nominee independence, our Board of Directors considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The purpose of this review is to determine whether any relationships or transactions with NextWave impair such director or nominee’s ability to exercise independent judgment in carrying out the responsibilities of a director. The Board of Directors has not adopted any categorical standards for assessing independence, preferring instead to consider all relevant facts and circumstances in making an independence determination, including without limitation, applicable independence standards promulgated by Nasdaq. The Board of Directors considered the transactions described under “TRANSACTIONS WITH RELATED PERSONS,” in making its determination that all directors and nominees other than Mr. Salmasi are independent under the listing standards of Nasdaq.

Board Committees

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and an Independent Committee. Our Board of Directors has adopted charters for the Audit Committee and the Compensation Committee. Copies of our committee charters are available without charge upon request directed to NextWave Wireless Inc. Investor Relations, 12264 El Camino Real, Suite 305, San Diego, CA 92130, and from our website at www.nextwave.com.

In March 2012, our Board of Directors determined to eliminate the Nominating and Corporate Governance Committee, based on its determination that the members of the Board of Directors can adequately fulfill the obligations of the committee without the need to incur the additional cost and time of committee meetings.

Audit Committee

Our Audit Committee assists the Board of Directors in fulfilling its responsibility relating to (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) application of our codes of conduct and ethics as established by the Board of Directors, (d) our independent registered public accounting firm’s qualifications, engagement, compensation and performance, their conduct of the annual audit of our financial statements, and their engagement to provide any other services, (e) performance of our system of internal controls, (f) preparation of the Audit Committee report, as required pursuant to SEC rules and (g) maintenance and oversight of procedures for addressing complaints about accounting matters. In discharging its duties, the Audit Committee has the sole authority to select (subject to stockholder ratification, which ratification is not binding on the Audit Committee), compensate, evaluate and replace the independent accountants, review and approve the scope of the annual audit, review and pre-approve the engagement of our independent accountants to perform audit and non-audit services, meet independently with our independent accountants and senior management, review the integrity of our financial reporting process and review our financial statements and disclosures and certain SEC filings.

The Board of Directors has determined that all three members of the Audit Committee, Mr. Manchester, Mr. Vogel and Judge Webster are independent, and that Mr. Vogel is qualified as an “audit committee financial expert,” applying the listing standards of Nasdaq and in accordance with applicable rules of the SEC as of the date of this Proxy Statement. Mr. Vogel serves as chairman of the Audit Committee.

The Audit Committee met 4 times in 2011. The Audit Committee regularly holds meetings at which it meets with our independent registered public accounting firm and without management present.

Compensation Committee

Our Compensation Committee (a) administers our executive compensation program, (b) determines and approves targeted total compensation, as well as each individual compensation component for our executive officers, (c) determines and recommends to the Board of Directors equity-based plans and (d) reviews and approves any employee retirement plans, other benefit plans or any amendments thereto.

The members of our Compensation Committee are Mr. Rosen, Judge Webster and Mr. Symington, who serves as the chairman of the Compensation Committee. The Board of Directors has determined that all current three members of the Compensation Committee are independent pursuant to the listing standards of Nasdaq.

Our Board of Directors has delegated to the Compensation Committee sole decision-making authority with respect to all compensation decisions for our executive officers, including determinations of annual incentive award payments and grants of equity awards. The Compensation Committee approves these payments and awards after considering our corporate performance and the individual performance of our executives. The Compensation Committee is also responsible for evaluating the performance of our executive officers, in light of our corporate performance and their individual performance.

The Compensation Committee’s decisions are made with input from our senior executives. The Compensation Committee also considers publicly available compensation information along with other sources of data. The Committee also considers our overall executive compensation policies and goals in making its decisions. To assist in performing its duties, the Compensation Committee has the authority to engage external compensation consultants and other advisors. In 2011, the Compensation Committee did not retain any consultants or advisors to assist it in formulating or making executive compensation decisions.

The Compensation Committee met 1 time in 2011.

Independent Committee

Our Independent Committee was formed pursuant to resolutions adopted by the Board of Directors. The Board of Directors has delegated to the Independent Committee the full power of the Board of Directors to review, negotiate or direct the negotiation of and to approve any proposed maturity extension, amendment, forbearance or refinancing transaction related to our secured notes. The members of our Independent Committee are Mr. Rosen, Judge Webster and Mr. Vogel, directors who do not hold any direct or indirect interest in our secured notes.

The Independent Committee met 12 times in 2011.

Designated Director Agreement

In connection with our October 2008 issuance of Second Lien Notes, we entered into an agreement with Avenue Capital Group providing for certain director designation rights. Under the agreement, Avenue Capital Group has the right to designate a person to be appointed or nominated for election to the Board of Directors when there is not an Avenue Capital Group designated director serving on the Board of Directors. Avenue Capital Group designated Mr. Tavakoli when Mr. Symington determined not to stand for re-election at the 2012 annual meeting. After a review of his qualifications, the Board of Directors nominated Mr. Tavakoli for election at the 2012 annual meeting. If elected, Mr. Tavakoli will serve as the Avenue Capital Group designated director.

Stockholder Nominations

A stockholder entitled to vote in the election of directors may nominate one or more persons for election as director at a meeting if written notice of that stockholder’s intent to make the nomination has been given to us, with respect to an election to be held at an annual meeting of stockholders (A) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date that our Proxy Statement is released to stockholders in connection with the previous year’s annual meeting of stockholders, or (B) (i) if no annual meeting was held in the previous year or (ii) the date of the annual meeting is more than 30 calendar days before or more than 60 days after such anniversary date, notice by the stockholders to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the date of the annual meeting is publicly announced by the Company. With respect to an election to be held at a special meeting of stockholders, written notice of that stockholder’s intent to make the nomination shall have been given to us not less than ten (10) and not more than sixty (60) days before the date of the special meeting.

The notice shall include the name and address of the stockholder and his or her nominees, a description of the shares and derivative securities directly or indirectly owned by the stockholder, a representation that the stockholder is entitled to vote at the meeting and intends to nominate the person, a description of all arrangements or understandings between the stockholder and each nominee, other information as would be required to be included in a proxy statement soliciting proxies for the election of the stockholder’s nominees, and the consent of each nominee to serve as a director of the Company if so elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company. See “PROPOSALS BY STOCKHOLDERS” on page 21 of this Proxy Statement for the deadline for nominating persons for election as directors for the 2013 annual meeting of stockholders.

As described above, the Company’s By-Laws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board at the Company’s annual meeting of stockholders.

Board Role in Risk Oversight

Our Board of Directors oversees the Company’s approach to risk management as part of its role in approving the Company’s business strategy. The Board of Directors also oversees the operation of the Company’s compliance program, including the application and enforcement of the Company’s Code of Business Conduct and Ethics that is targeted at principal areas of operational, ethical and legal risk for the Company’s operations, and is applicable to all employees, officers and directors of the Company.

Various committees of the Board also have responsibility for risk management. The Audit Committee, in connection with its quarterly and annual review of the Company’s financial statements, receives reports from the Company’s Chief Financial Officer and the Company’s independent registered public accounting firm regarding significant risks and exposures and will assess management’s steps to minimize them. The Audit Committee also reviews policies and procedures relating to the Company’s handling of its legal affairs and compliance with significant applicable legal, ethical and regulatory requirements, and receives reports from the Company’s Chief Legal Counsel relating to these matters. In setting compensation, the Compensation Committee works with management to create incentives that encourage a level of risk-taking that is consistent with the Company’s business strategy and the goal of maximizing value. The Independent Committee plays an important role in managing risks related to our substantial secured debt by providing a disinterested decision-making body to review and evaluate transactions relating to our secured notes.

Board Leadership Structure

Mr. Salmasi serves as the Chairman of the Board of Directors. Mr. Cassou serves as our Chief Legal Counsel and acting principal executive officer. The Board of Directors believes that separate Chairman and principal executive officer roles are appropriate for the Company at this time. All of our directors other than Mr. Salmasi have been determined to qualify as independent directors under the listing rules of Nasdaq and the Company maintains Audit and Compensation Committees composed solely of such independent directors. The Company has not designated a lead independent director.

Attendance at Board and Committee Meetings

It is our policy that directors are expected to dedicate sufficient time to the performance of their duties as a director, including by attending meetings of the stockholders, Board of Directors and committees of which they are a member.

In 2011, the Board of Directors held 9 meetings (including regularly scheduled and special meetings). All directors attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board of Directors on which such director served. All directors attended our 2011 annual meeting of stockholders.

Stockholder Communications with the Board of Directors

Our Board of Directors provides a process for stockholders to send communications to the Board of Directors.

Stockholders and other parties interested in communicating directly with the Board of Directors as a group, may do so by writing to the Board of Directors, c/o Secretary, 12264 El Camino Real, Suite 305, San Diego, California 92130. The Secretary will review all correspondence and regularly forward to the Board of Directors a summary of all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that the Secretary otherwise determines requires attention. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee. We have adopted a Whistleblower Policy, which establishes procedures for submitting these types of concerns, either personally or anonymously through a toll free telephone “hotline” operated by an independent party. A copy of our Whistleblower Policy is available on our website at www.nextwave.com.

Executive Officers

The following persons currently serve as our executive officers in the capacities indicated below. Our executive officers are responsible for the management of our operations, subject to the oversight of the Board of Directors.

Executive Vice President, Chief Legal Counsel and Secretary (Acting Principal Executive Officer)	Frank A. Cassou

Executive Vice President, Chief Financial Officer Principal Financial Officer	Francis J. Harding

Biographical information for our executive officers is presented below.

Name	Position
Frank A. Cassou	Frank A. Cassou, 54, is Executive Vice President, Chief Legal Counsel and Secretary of the Company, and serves as the Company’s acting principal executive officer. Mr. Cassou was previously the Chief Legal Counsel and Secretary at NextWave Telecom Inc., which he joined in 1996. Prior to joining the Company, Mr. Cassou was a partner at the law firm of Cooley Godward LLP, where he practiced corporate law representing telecommunications and technology companies. He was outside corporate counsel to QUALCOMM Inc. from June 1991 through February 1996, representing the company in its public financing and acquisition transactions, licensing agreements and the formation of strategic partnerships.

Francis J. Harding	Francis J. Harding, 67, is Executive Vice President, Chief Financial Officer and has served as Chief Financial Officer of the Company since May 2009 and as Chief Accounting Officer from August 2005 to May 2009. Mr. Harding has served 20 years in senior financial management roles for international wireless carriers and wireless technology development companies. Prior to joining the Company, Mr. Harding served as Vice President, Network Finance and Vice President, Finance for Leap Wireless International. He previously served ten years at QUALCOMM, Inc., where he held senior positions, including Vice President, Corporate Controller, Vice President Finance, CDMA and Vice President Finance, International. Formerly, Mr. Harding served as Executive Vice President and CFO of Monitor Technologies, Inc., in addition to senior financial roles at LORAL Corporation. Mr. Harding earned a bachelor degree in mathematics from the University of Massachusetts and an MBA from Alliant International University.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”), that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Copies of our Code are available without charge upon requests directed to Investor Relations, 12264 El Camino Real, Suite 305, San Diego, California 92130, and from our website at www.nextwave.com. Any amendments to, or waivers under, our Code which are required to be disclosed by the rules promulgated by the SEC will be disclosed on the Company’s website at www.nextwave.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers, directors and greater than 10% beneficial stockholders, we believe that during the fiscal year ended December 31, 2011, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

The information contained in this Proxy Statement with respect to the charter of the Audit Committee, the description of the Audit Committee and the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such a filing.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Set forth below is certain information as of March 23, 2012, with respect to the beneficial ownership determined in accordance with Rule 13d-3 under the Exchange Act of our common stock by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock, (b) each director and nominee for director, (c) each of the executive officers named in the Summary Compensation Table on page 13 of this Proxy Statement and (d) all of our executive officers and directors as a group. Unless otherwise stated, the business address of each person listed is c/o NextWave Wireless Inc., 12264 El Camino Real, Suite 305, San Diego, California 92130.

	Securities Beneficially Owned (A)
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Outstanding
Principal Security Holders:

Navation Inc. (1)	3,380,079	12.9%
Avenue Capital Group (2)	9,285,774	33.0%
Sola Ltd. (3)	3,747,694	14.2%

Officers, Directors and Nominees:

Frank A. Cassou (4)	1,253,495	4.9%
Francis J. Harding (5)	363,791	1.4%
Douglas F. Manchester (6)	1,456,644	5.5%
Jack Rosen (7)	248,995	1.0%
Allen Salmasi (8)	3,610,098	13.8%
Robert T. Symington (9)	104,307	*
Nader Tavakoli (10)	36,095	*
Carl E. Vogel (11)	482,142	1.9%
William H. Webster (12)	250,711	1.0%
All directors and officers as a group	7,806,278	31.3%

*	Less than 1%

(A)	The shares beneficially owned and ownership percentages reflected in the table above are based on the inclusion in the calculations for each individual or entity of shares of our common stock underlying (i) options held by such individual or entity that are exercisable within a period of 60 days from the record date, (ii) convertible Third Lien Notes held by such individual or entity that are convertible within a period of 60 days from the record date and (iii) warrants held by such individual or entity that are exercisable within a period of 60 days from the record date, as applicable.

(1)	The address for Navation, Inc. is c/o Mr. Alain Tripod, 15, rue Général-Dufour, Case Postale 5556, CH—1211 Genéve 11, Switzerland. Includes 1,303,812 shares issuable upon conversion of Third Lien Notes.

(2)	Based on the Schedule 13D filed by Avenue Capital Group and its affiliates on November 19, 2008, as amended on December 18, 2009. The address for Avenue Capital Group is 535 Madison Avenue, New York, NY 10022. Robert T. Symington, a member of the NextWave Board of Directors, is a portfolio manager of an Avenue Capital Group affiliate. Includes 2,607,625 shares issuable upon conversion of Third Lien Notes and 101,353 shares underlying options held by Mr. Symington that are exercisable within 60 days. Marc Lasry is the managing member of Avenue Capital Management II GenPar, LLC, the general partner of Avenue Capital II and exercises voting and investment power over the securities beneficially owned by Avenue Capital II and by the funds thereof.

(3)	Based on the Schedule 13G filed by Solus Alternative Asset Management LP, Solus GP LLC and Christopher Pucillo on February 14, 2012. The address for Sola Ltd is 410 Park Avenue, 11th floor,

New York, NY 10022. Includes 2,321,427 shares held as common stock with the remainder being held as notes and warrants which were convertible into 190,142 shares of common stock. Mr. Pucillo is the managing member of Solus GP LLC, the general partner of Solus Alternative Asset Management LP and exercises voting and investment power over the securities beneficially owned by Solus Alternative Asset Management LP. The Third Lien Notes and warrants held by Sola Ltd. and its affiliates provide that in no event will any holder of such securities be entitled to receive common stock upon exercise or conversion to the extent (but only to the extent) that such receipt would cause Sola Ltd. and its affiliates to become, directly or indirectly, a beneficial owner of more than 9.9% of the shares of our common stock outstanding at such time.

(4)	Includes 154,989 shares underlying options that are exercisable within 60 days and a restricted stock award of 750,000 shares granted under the 2005 Plan. The shares granted under the restricted stock award remain subject to forfeiture on the terms set forth in the award and will become vested and non-forfeitable upon (i) the repayment or retirement in full, whether through redemptions, repayment at maturity date or conversion, by the Company of the Third Lien Notes, or (ii) if earlier, a change in control of the Company or a termination of Mr. Cassou’s employment or service with the Company by the Company without cause or by Mr. Cassou for good reason. The shares subject to the award will be forfeited if the Third Lien Notes are not repaid or retired in full prior to the expiration of the award, which has a term of 10 years in accordance with the 2005 Plan.

(5)	Includes 112,497 shares underlying options that are exercisable within 60 days and a restricted stock award of 250,000 shares granted under the 2005 Plan. The shares granted under the restricted stock award remain subject to forfeiture on the terms set forth in the award and will become vested and non-forfeitable upon (i) the repayment or retirement in full, whether through redemptions, repayment at maturity date or conversion, by the Company of the Third Lien Notes, or (ii) if earlier, a change in control of the Company or a termination of Mr. Harding’s employment or service with the Company by the Company without cause or by Mr. Harding for good reason. The shares subject to the award will be forfeited if the Third Lien Notes are not repaid or retired in full prior to the expiration of the award, which has a term of 10 years in accordance with the 2005 Plan.

(6)	Represents shares held by Douglas F. Manchester directly and indirectly through each of Manchester Financial Group, LP and Manchester Grand Resorts, LP. Includes 47,277 shares underlying options to purchase our common stock, arising from the conversion of options to purchase CYGNUS common stock that were converted into NextWave options in November 2006, 1,303,812 shares issuable upon conversion of Third Lien Notes and 105,555 shares underlying options that are exercisable within 60 days.

(7)	Includes 223,972 shares underlying options that are exercisable within 60 days.

(8)	Allen Salmasi is Chief Executive Officer of Navation, Inc. Mr. Salmasi may be deemed to beneficially own the shares of common stock held or record by Navation, Inc. Represents shares held by Allen Salmasi directly and indirectly through Navation, Inc. Includes 1,303,812 shares issuable upon conversion of Third Lien Notes and 150,879 shares underlying options that are exercisable within 60 days.

(9)	Includes 101,353 shares underlying options that are exercisable within 60 days.

(10)	The shares beneficially owned by Mr. Tavakoli are held in a brokerage account that is subject to a pledge in connection with margin arrangements relating to such account.

(11)	Includes 482,142 shares underlying options that are exercisable within 60 days

(12)	Includes 235,235 shares underlying options that are exercisable within 60 days.

EXECUTIVE COMPENSATION

The summary compensation table below provides information regarding the compensation of Frank Cassou, our Executive Vice President, Chief Legal Counsel and Secretary and Francis J. Harding, our Executive Vice President and Chief Financial Officer. Messrs. Cassou and Harding are referred to collectively as the “Named Executive Officers”.

2011 Summary Compensation Table

The following table sets forth information with respect to the compensation of our Named Executive Officers for services in all capacities to us and our subsidiaries.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)		All Other Compensation ($)(3)		Total ($)
Frank A. Cassou EVP, Chief Legal Counsel & Secretary	2011 2010	$ $	500,760 500,760	$ $	0 75,000	$ $	0 0	$ $	0 0	$ $	33,673 22,561	$ $	534,433 598,321

Francis J. Harding EVP, Chief Financial Officer	2011 2010	$ $	368,000 338,335	$ $	0 100,000	$ $	0 0	$ $	0 0	$ $	31,744 17,184	$ $	399,744 455,519

1.	The amounts reported in this column represent discretionary annual incentive awards earned in respect of 2010 performance and paid in 2011. Annual incentive awards in respect of 2011 performance have not yet been determined.

2.	The amounts reported in this column represent the aggregate grant date fair value of the restricted stock awards granted to Messrs. Cassou and Harding during fiscal 2010. We estimate the fair value of awards on the grant date using the Black-Scholes option pricing model. The assumptions made in calculating the grant date fair value amounts for restricted stock awards are incorporated herein by reference to the discussion of those assumptions in footnote 13 to the financial statements contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2012. The grant date fair value of these awards was zero because the Company will not accrue compensation cost relating to the awards until the net proceeds from sales of wireless spectrum license assets are sufficient to fully redeem the Senior Notes, Second Lien Notes and Third Lien Notes. Note that the amounts reported in this column reflect the Company’s accounting cost for the restricted stock awards, and do not correspond to the actual economic value that will be received by the Named Executive Officers from the awards.

3.	The amounts reported in this column comprise health, disability, and life insurance premiums paid for each of the Named Executive Officers.

Narrative to Summary Compensation Table

In fiscal 2011, the primary components of our executive compensation program were:

•	base salary

•	annual incentives

•	equity compensation

•	other benefits

Base Salary

We use base salary to fairly and competitively compensate our employees, including the Named Executive Officers, for the jobs we ask them to perform. We view base salary as the most stable component of our compensation program, as this amount is not at risk. We believe that the base salaries of our executives should be targeted at or above the median of base salaries for executives in similar positions with similar responsibilities at comparable companies, consistent with our compensation philosophy. Because of our emphasis on performance-based compensation for executives, base salary adjustments are generally made only when we believe there is a significant deviation from the market or an increase in responsibility. The Compensation Committee reviews the base salary levels of our executives each year to determine whether an adjustment is warranted or necessary.

Annual Incentives

The Compensation Committee has the authority to make discretionary annual incentive awards to our employees and executives, including the Named Executive Officers after the end of the fiscal year, once the financial results for the year are available. We do not have a formal bonus plan for making these awards and the form of payment, if any, is subject to the discretion of the Compensation Committee. These awards are intended to reward our employees and executives for achieving strategic and operational objectives during the year. Bonuses were paid to Messrs. Cassou and Harding in July 2011 in recognition of 2010 performance and the achievement of significant milestones in connection with the Company’s global restructuring initiatives, including the sale of PacketVideo Corporation. No determination has been made with respect to discretionary annual incentive awards for 2011 performance.

Equity Compensation

We use equity compensation to promote an ownership culture that encourages preserving and building value for our stockholders and noteholders. Through our equity compensation plan, we provide designated employees, including our executives, with equity incentives that help align their interests with those of our stockholders and noteholders. Our practice has been to grant equity awards to new hires in an amount appropriate to their job level and responsibilities. Additional equity awards have been granted in connection with promotions (to make the total long term equity incentive held by such individual commensurate with other individuals in their new pay grade) and in lieu of annual cash incentive awards.

We believe that the opportunity to acquire equity creates and maintains an environment that motivates our employees to stay with the organization and provides a key incentive to them to promote our long-term success. By providing employees a direct stake in our economic success, equity compensation assures a closer identification of their interests with those of the Company and our stockholders and noteholders, stimulate their efforts on our behalf, and strengthen their desire to remain with us.

Long-Term Incentive Awards

In August 2010, the Compensation Committee granted long-term incentive awards to Messrs. Cassou and Harding. The incentive awards consist of cash and stock components as described below.

Pursuant to the awards, each of the executives will be eligible for three tranches of cash incentive awards that will become payable upon the repayment or retirement in full, whether through redemptions, repayment at maturity date or conversion, of the Company’s Senior Notes, Second Lien Notes or Third Lien Notes as follows. Upon repayment or retirement in full of the First Lien Notes, Mr. Cassou will receive $300,000 and Mr. Harding will receive $150,000. Upon repayment or retirement in full of the Second Lien Notes, Mr. Cassou will receive $500,000 and Mr. Harding will receive $250,000. Upon repayment or retirement in full of the Third Lien Notes, Mr. Cassou will receive $1,000,000 and Mr. Harding will receive $600,000. Messrs. Cassou and Harding must remain employed by the Company on the dates of achievement of the debt repayment goals in order to receive the cash incentive awards, except that if either executive’s service with the Company terminates without cause or for good reason, the respective executive will continue to be entitled to the cash incentive awards if and when the debt repayment goals are achieved. Cause is defined as acts consisting a felony or a crime involving moral turpitude or any material failure to perform his duties after written notice from the Company and an opportunity to cure. Good reason is defined as a diminution in base salary, a diminution in duties or a material breach by the Company of any applicable employment agreement.

Also pursuant to the long-term incentive awards, each of the executives received a restricted stock award. Mr. Cassou received an award of 750,000 restricted shares, and Mr. Harding received an award of 250,000 restricted shares. The restricted stock awards will vest in full upon the repayment or retirement in full, whether through redemptions, repayment at maturity date or conversion, of the Company’s Third Lien Notes. If either a change in control of the Company or a termination without cause or for good reason of Mr. Cassou or Mr. Harding (as applicable) occurs, as defined above, vesting with respect to the restricted stock award of Mr. Cassou or Mr. Harding (as applicable) will be accelerated and such award will vest in full upon the occurrence of such event. If the Third Lien Notes are not repaid or retired in full prior to the expiration of the restricted stock awards, which will occur in 10 years, the awards will be forfeited. If a death or disability of an executive occurs, the award held by such executive will be forfeited to the extent not vested within one year of such event.

Other Benefits

Historically, we have not provided retirement benefits to our executives, including the Named Executive Officers. However, we offer all of our U.S. employees, including the Named Executive Officers, the opportunity to participate in our tax-qualified defined contribution plan, a Section 401(k) savings plan. This plan serves as the primary vehicle for our employees to accumulate retirement benefits. Currently, we do not match any employee contributions (including contributions of the Named Executive Officers) made to the Section 401(k) plan. We believe that the total amount of retirement benefits made available to our executives, including the Named Executive Officers, under this plan, when added to our equity awards, is consistent with the level of total compensation that we seek to provide to our executives.

We provide medical, disability and life insurance benefits to our executives, including the Named Executive Officers, on the same terms and conditions as are generally available to all of our salaried employees.

Employment, Severance and Change-in-Control Agreements

On March 12, 2012, we entered into letter agreements regarding severance benefits with Messrs. Harding and Cassou (the “Severance Agreements”). Under the Severance Agreements, following a termination by either executive for Good Reason, or by the Company without Cause, as defined in the Severance Agreements and summarized below, severance pay will be provided in an amount equal to one (1) year of the executive’s base salary then in effect. In addition, under the Severance Agreements, the executives would be eligible to receive up to one (1) year of continued coverage under the Company’s health plan or equivalent coverage under COBRA, if such plan is not available. In the event either executive is terminated for Cause, the Severance Agreements provide that the Company will pay the relevant executive all of his accrued wages and salary through the date of such termination.

Under the Severance Agreements, Good Reason is defined as a diminution in the executive’s salary; a diminution in authority, duties or responsibilities; a material diminution in a benefit plan which the executive participates; or a termination of employment for any reason within 90 days of a Change of Control (as defined in the Severance Agreement). Cause is defined as a felony or similar crime and/or a material failure to perform the executive’s designated duties following a notice period.

Both the NextWave Wireless Inc. 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”) and the NextWave Wireless 2007 New Employee Stock Incentive Plan (the “2007 New Employee Stock Incentive Plan”) provide for immediate and full vesting of all outstanding stock options and restricted stock awards upon a change in control of the Company (as defined in the plans). This provision applies to all of the outstanding stock options and restricted stock awards held by our executives, including the Named Executive Officers. We believe that this arrangement is important as a recruitment and retention device.

Rule 10b5-1 Trading Plans

Our executives may implement a trading plan under Exchange Act Rule 10b5-1 subject to pre-clearing the plan with the Company’s Senior Vice President—Legal. Such plans may be implemented as long as they are entered into when the executive is not in possession of material nonpublic information about the Company.

Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Federal tax code prevents the Company from taking a tax deduction for certain non-performance-based compensation in excess of $1 million in any fiscal year paid to the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer). While we generally seek to ensure the deductibility of the incentive compensation paid to our executives, the Compensation Committee retains the flexibility necessary to provide cash and equity compensation in line with competitive practice, our compensation philosophy and the best interests of stockholders even if these amounts are not fully tax deductible.

2011 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information as to the equity awards held by each of the Named Executive Officers as of the end of fiscal 2011:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Number of Securities Underlying Unexercised Restricted Stock Awards (#)(3)	Restricted Stock/ Option Exercise Price ($)	Restricted Stock / Option Expiration Date
Frank A. Cassou
April 13, 2005	47,619	0	0	$42.00	4/12/15
April 27, 2006	7,778	0	0	$42.00	4/26/16
May 19, 2009	55,397	0	0	$2.31	5/18/19
August 4, 2009	37,499	26,786	0	$2.94	8/3/19
August 2, 2010	0	0	750,000	$0	8/1/20
Francis J. Harding
August 1, 2005	11,904	0	0	$42.00	7/31/15
April 27, 2006	12,103	0	0	$42.00	4/26/16
May 24, 2007	2,777	0	0	$63.00	5/23/17
May 19, 2009	26,785	0	0	$2.31	5/18/19
August 4, 2009	49,999	35,715	0	$2.94	8/3/19
August 2, 2010	0	0	250,000	$0	8/1/20

(1)	The options granted on April 13, 2005 were immediately exercisable in full as of the option grant date, subject to an unvested share repurchase right (at the option exercise price) in favor of the Company in the event that the Named Executive Officer terminated employment with the Company for any reason prior to the fourth anniversary of the date of grant. This repurchase right expired in 48 equal monthly installments over a four year period commencing on the date of grant, beginning on May 13, 2005 and no shares remain subject to this repurchase right. The options granted on April 27, 2006 were granted in lieu of a cash incentive award for performance in fiscal 2005 and were vested in full as of the option grant date.

(2)	The options granted on May 19, 2009 were immediately exercisable in full as of the option grant date, with the exception of 15,000 options granted to Mr. Harding. The unexercisable portion of the option awarded to Mr. Harding vested in equal monthly installments over 24 months commencing on the date of grant, beginning on June 19, 2009 and the award is currently fully-vested. The options granted on August 4, 2009 become exercisable in 48 equal monthly installments over a four year period commencing on the date of grant, beginning on September 4, 2009.

(3)	On August 2, 2010, the Compensation Committee of the Board of Directors approved long-term incentives for Frank Cassou, the Chief Legal Counsel of the Company, and Francis Harding, the Chief Financial Officer of the Company. Each of the executives received a restricted stock award granted under the 2005 Plan. Mr. Cassou received an award of 750,000 restricted shares and Mr. Harding received an award of 250,000 restricted shares. Each of the restricted stock awards will expire after a term of 10 years and will vest in full upon the repayment or retirement in full, whether through redemptions, repayment at maturity date or conversion, of our Third Lien Notes. If the Third Lien Notes are not repaid or retired in full prior to the expiration of the restricted stock awards, the awards will be forfeited.

Potential Payments Upon Termination or Change In Control

Except for the Severance Agreements described on page 14 of this Proxy Statement, the Company does not maintain any contracts, agreements, plans, or arrangements that provide for payments to the Named Executive Officers at, following, or in connection with any termination of employment, including, without limitation, resignation, severance, retirement, or a constructive termination of a Named Executive Officer, or a change in control of the Company or a change in the Named Executive Officers responsibilities, except for the accelerated vesting of long-term incentive awards under the circumstances described below.

Upon the voluntary termination of employment of any of the Named Executive Officers, any unvested portion of any outstanding stock options held by an executive will be cancelled and the employee has 90 days from the date of termination of employment in which to exercise the vested portion of any such options. After the expiration of the 90-day period, the vested portion of any such options that remains unexercised will be cancelled. The Company may, in the discretion of our Board of Directors and Compensation Committee, accelerate the vesting of any unvested portion of any outstanding stock option upon an executive’s termination of employment.

Both the Company’s 2005 Stock Incentive Plan and 2007 New Employee Stock Incentive Plan provide that, in the event of a change in control of the Company (as defined in the respective plan), any unvested portion of any outstanding stock option or restricted stock grant shall immediately vest in full. This provision applies to all of the outstanding stock options or restricted stock grant held by our employees, including the Named Executive Officers. We believe that these arrangements are an important recruitment and retention device.

DIRECTOR COMPENSATION

2011 Director Compensation Table

The following table sets forth, for the fiscal year ended December 31, 2011, the total compensation of the non-employee members of the Company’s Board of Directors:

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Douglas F. Manchester	$50,500	$0	$0	$0	$0	$50,500
Jack Rosen	$58,500	$0	$0	$0	$0	$58,500
Robert T. Symington	$50,750	$0	$0	$0	$0	$50,750
Carl E. Vogel	$60,500	$0	$0	$0	$0	$60,500
William H. Webster	$60,000	$0	$0	$0	$0	$60,000

(1)	As an employee of the Company, Mr. Salmasi received no compensation for serving as a member of the Company’s Board of Directors.

(2)	The Company’s standard fee arrangements for non-employee directors are as follows: a $2,000 cash fee for each Board meeting attended in person, a $1,000 cash fee for each telephonic Board meeting attended, and a $750 cash fee for each Board committee meeting attended. In January 2009 the Board of Directors approved a $40,000 annual retainer for each non-employee director. In February 2012, the Board of Directors approved new fee arrangements for the members of the Independent Committee and the Audit Committee chair, pursuant to which each member of the Independent Committee would receive a $35,000 annual retainer payable quarterly in advance and the Chairman of the Audit Committee would receive a $15,000 annual retainer payable quarterly in advance. These fee arrangements were made effective for service from and after January 1, 2011.

The aggregate number of shares underlying stock options outstanding as of December 31, 2011 for each of the non-employee directors was as follows:

Name	Number of Shares Underlying Outstanding Options
Douglas F. Manchester (a)	105,555
Jack Rosen (b)	98,972
Robert T. Symington (c)	101,353
Carl E. Vogel (d)	357,142
William H. Webster (e)	110,235

(a)	Includes an option to purchase 7,142 shares of the Company’s common stock with an exercise price of $42.00 per share, granted on April 13, 2005; an option to purchase 1,190 shares of the Company’s common stock with an exercise price of $42.00 per share, granted on April 27, 2006; an option to purchase 7,428 shares of the Company’s common stock with an exercise price of $82.60 per share granted on February 26, 2007; an option to purchase 9,285 shares of the Company’s common stock with an exercise price of $33.53 per share granted on March 28, 2008; an option to purchase 53,642 shares of the Company’s common stock with an exercise price of $2.17 per share granted on January 12, 2009; and an option to purchase 26,868 shares of the Company’s common stock with an exercise price of $2.66 per share granted on June 11, 2009.

(b)

Includes an option to purchase 4,761 shares of the Company’s common stock with an exercise price of $42.00 per share, granted on April 13, 2005; an option to purchase 1,190 shares of the Company’s common stock with an exercise price of $42.00 per share, granted on April 27, 2006; an options to purchase 6,214 shares of the Company’s common stock with an exercise price of $82.60 per share granted on February 26, 2007; an option to purchase 1,214 shares of the Company’s common stock with an exercise price of $63.00 per share granted on May 24, 2007; an option to purchase 9,285 shares of the Company’s common stock with an exercise price of $33.53 per share granted on March 28, 2008; an option to purchase 53,642 shares of the Company’s common stock with an exercise price of $2.17 per share granted on January 12, 2009; and an option to purchase 22,666 shares of the Company’s common stock with an exercise price of $2.66 per share granted on June 11, 2009.

(c)	Includes an option to purchase 4,761 shares of the Company’s common stock with an exercise price of $42.00 per share, granted on April 13, 2005; an option to purchase 2,380 shares of the Company’s common stock with an exercise price of $42.00 per share, granted on April 27, 2006; an option to purchase 7,428 shares of the Company’s common stock with an exercise price of $82.60 per share granted on February 26, 2007; an option to purchase 9,285 shares of the Company’s common stock with an exercise price of $33.53 per share granted on March 28, 2008; an option to purchase 53,642 shares of the Company’s common stock with an exercise price of $2.17 per share granted on January 12, 2009; and an option to purchase 23,857 shares of the Company’s common stock with an exercise price of $2.66 per share granted on June 11, 2009.

(d)	Includes an option to purchase 357,142 shares of the Company’s common stock with an exercise price of $4.13 per share, granted on November 11, 2009.

(e)	Includes an option to purchase 7,142 shares of the Company’s common stock with an exercise price of $42.00 per share, granted on April 13, 2005; an option to purchase 1,190 shares of the Company’s common stock with an exercise price of $42.00 per share, granted on April 27, 2005; an option to purchase 8,642 shares of the Company’s common stock with an exercise price of $82.60 per share granted on February 26, 2007; an option to purchase 10,714 shares of the Company’s common stock with an exercise price of $33.53 per share granted on March 28, 2008; an option to purchase 54,857 shares of the Company’s common stock with an exercise price of $2.17 per share granted on January 12, 2009; and an option to purchase 27,690 shares of the Company’s common stock with an exercise price of $2.66 per share granted on June 11, 2009.

In February 2012, each member of the Independent Committee received a grant of an option to purchase 200,000 shares of common stock with an exercise price of $0.17 per share, with 100,000 shares fully vested on the date of grant and the balance to vest in quarterly installments following each quarter of service. Perquisites and other personal benefits provided to each of the non-employee directors in fiscal 2011 were, in the aggregate, less than $10,000 per director.

TRANSACTIONS WITH RELATED PERSONS

As of December 31, 2011, the aggregate principal amount of our secured indebtedness was $1,022 million. This amount includes our Senior Notes with an aggregate principal amount of $137.8 million, our Second Lien Notes with an aggregate principal amount of $193.3 million and our Third Lien Notes with an aggregate principal amount of $690.9 million. The holders of the secured notes include Avenue Capital, Solus Core Opportunities Master Fund Ltd. and its affiliates and co-investors (“Solus”), Douglas F. Manchester, a member of our Board of Directors, and Navation, Inc. (“Navation”) an entity owned by Allen Salmasi, our Chairman. Robert Symington, a portfolio manager with Avenue Capital, is a member of our Board of Directors. As of December 31, 2011, Avenue Capital and its affiliates beneficially owned 9,285,774 shares, or 34%, of our issued and outstanding common stock, such that Avenue Capital would be considered a related party; $103.5 million, or 75%, of the aggregate principal amount of our Senior Notes; $150.5 million, or 78%, of the aggregate principal amount of our Second Lien Notes; and $194.6 million, or 28%, of the aggregate principal amount of our Third Lien Notes. As of December 31, 2011, Solus beneficially owned 3,747,694 shares, or 14.2%, of our issued and outstanding common stock, such that Solus would be considered a related party; $34.3 million, or 25%, of the aggregate principal amount of our Senior Notes; $42.8 million, or 22%, of the aggregate principal amount of our Second Lien Notes; and $79.8 million, or 12%, of the aggregate principal amount of our Third Lien Notes. At December 31, 2011 and January 1, 2011 Solus also held 0.4 million and 1.8 million of warrants exercisable for shares of our common stock for an exercise price of $0.07 each. During the year ended December 31, 2011, Solus exercised 1.4 million of these warrants for cash of $0.1 million resulting in the issuance of 1.4 million common shares.

On December 14, 2011, we entered into an Amendment and Limited Waiver (the “2011 Amendment and Waiver”) to the agreements governing our Notes, whereby all holders of our Senior Notes, Second Lien Notes and Third Lien Notes agreed to extend the maturity of the Senior Notes to December 31, 2012; extend the maturity of the Second Lien Notes to January 31, 2013; extend the maturity of the Third Lien Notes to February 28, 2013; and permanently waive past events of default under the Notes. No amendment or consent fee was paid to such holders in connection with the 2011 Amendment and Waiver. Our current cash reserves are not sufficient to meet our payment obligations under our secured notes at their current maturity dates. Additionally, we may not be able to consummate sales of our wireless spectrum assets yielding sufficient proceeds to retire this indebtedness at the current scheduled maturity dates. If we are unable to further extend the maturity of our secured notes, or identify and successfully implement alternative financing to repay our secured notes, the holders of our Notes could proceed against the assets pledged to collateralize these obligations. As disclosed in our 2011 Annual Report to Stockholders, these conditions raise substantial doubt about our ability to continue as a going concern. Insufficient capital to repay our debt at maturity would significantly restrict our ability to operate and could cause us to seek relief through a filing in the United States Bankruptcy Court. Any alternative financing and/or maturity extension of our Notes may be costly to obtain, and could involve the issuance of equity securities that could cause significant dilution to our existing stockholders.

On March 16, 2010, we entered into an Amendment and Limited Waiver (the “2010 Amendment and Waiver”) to the agreements governing our Senior Notes, Second Lien Notes and Third Lien Notes. In connection with the 2010 Amendment and Waiver, we entered into a Commitment Letter with Avenue Capital Management II, L.P., acting on behalf of its managed investment funds signatory thereto, and Solus, to provide up to $25.0 million in additional financing through the purchase of the Senior Incremental Notes (the “Commitment Letter”). Avenue Capital Management II, L.P., is an affiliate of Avenue Capital. The terms of the Commitment Letter provided that we were entitled to borrow up to $25.0 million in one or more borrowings after March 16, 2010 but prior to July 31, 2010, upon 10 business days notice. As with the other Senior Notes, amounts outstanding under the Senior Incremental Notes will bear interest at a rate of 15% per annum, payable in kind unless we elect to pay cash, and will be secured by a first lien on the same assets securing the our Senior Notes, on a pari passu basis. No commitment fee or structuring fee was payable in connection with the Commitment Letter.

As consideration for the 2010 Amendment and Waiver, we paid an amendment fee to each of Avenue Capital, Solus, Douglas F. Manchester, and Navation, through the issuance of additional Notes under the applicable Note Agreements in an amount equal to 2.5% of the outstanding principal and accrued and unpaid interest on such holder’s existing Notes as of March 16, 2010. The Fee Notes were paid on March 16, 2010 by the issuance of Senior Notes, Second Lien Notes and Third Lien Notes to Avenue Capital, Solus, Mr. Manchester and Navation, and will accrue interest and become payable in accordance with the terms of the respective Note Agreements. Avenue Capital received $2.3 million in Senior Notes, $2.8 million in Second Lien Notes and $3.8 million in Third Lien Notes. Solus received $0.7 million in Senior Notes, $0.8 million in Second Lien Notes and $1.5 million in Third Lien Notes. Mr. Manchester and Navation each received $1.9 million in Third Lien Notes. The transactions contemplated by the 2010 Amendment and Waiver and the Commitment Letter were approved and recommended to our Board of Directors by an independent committee consisting of members of the Board of Directors who do not have any direct or indirect economic interest in the Notes.

As contemplated by the Commitment Letter, during the second quarter of 2010, we issued $20.0 million and $5.0 million in additional Senior Notes (the “Senior Incremental Notes”) to affiliates of Avenue Capital and Solus, respectively. As with the other Senior Notes, amounts outstanding under the Senior Incremental Notes earned interest at a rate of 15% per annum, payable in-kind unless we elected to pay cash, and were collateralized by a first lien on the same assets collateralizing our Senior Notes, on a pari passu basis. No commitment fee or structuring fee was payable in connection with the issuance of the Senior Incremental Notes. We repaid the Senior Incremental Notes in full, pursuant to their terms, in October 2010.

REPORT OF THE AUDIT COMMITTEE

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2011.

Review with Management

The Audit Committee reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. Ernst & Young LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee also received the written disclosures and the letter from Ernst &Young LLP which is required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with Ernst & Young LLP their independence. The Audit Committee also concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company and its subsidiaries, as described in this Proxy Statement, is compatible with Ernst & Young LLP’s independence.

Conclusion

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors.

Carl E. Vogel, Chairman

Douglas F. Manchester

William H. Webster

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees (in thousands) for services related to fiscal years 2011 and 2010 provided by Ernst & Young LLP, our principal accountants.

	Fiscal 2011	Fiscal 2010
Audit Fees (1)	$458	$1,249
Audit-Related Fees (2)	$0	$52
Tax Fees (3)	$0	$0
All Other Fees (4)	$0	$0

(1)	Audit Fees represent fees billed for professional services rendered for the audit of our annual consolidated financial statements, including reviews of our quarterly financial statements, as well as audit services provided in connection with other regulatory filings in connection with our fiscal 2011 and 2010 filings of reports or registration statements on Form 10-K, Form 10-Q, Form S-1, and Form 8-K.

(2)	Audit-Related Fees represent fees billed for assurance services related to the audit of our financial statements.

(3)	Tax Fees represent fees for professional services related to tax reporting, compliance and transaction services assistance.

(4)	All Other Fees represent fees for services provided to us not otherwise included in the categories above.

The Audit Committee of the Board of Directors has adopted a formal policy concerning the approval of audit and non-audit services to be provided by our principal accountant, Ernst & Young LLP. The policy requires that all services Ernst & Young LLP may provide to us, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Ernst & Young LLP during fiscal 2011 and fiscal 2010.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the stockholders ratify the selection of Ernst & Young LLP, as the independent registered public accounting firm to audit our accounts and those of our subsidiaries for the fiscal year ending December 29, 2012. The Audit Committee approved the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012. Ernst & Young LLP is currently our independent registered public accounting firm.

The Board of Directors recommends a vote FOR this proposal.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2011 Annual Report is being furnished to stockholders concurrently herewith.

PROPOSALS BY STOCKHOLDERS

In order to include information with respect to a stockholder proposal in the Company’s proxy statement and related form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act.

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation at our 2013 annual meeting of stockholders must be received by us at 12264 El Camino Real, Suite 305, San Diego, California 92130, Attention, Secretary, no later than December 18, 2012. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by a stockholder other than for inclusion in our proxy statement and related form of proxy for our 2013 annual meeting of stockholders, timely notice of any stockholder proposal must be received by us in accordance with our By-Laws and our rules and regulations no later than January 17, 2013, unless the date of the annual meeting is more than 30 days before or 60 days after the anniversary of the 2012 annual meeting of stockholders. Any proxies solicited by the Board of Directors for the 2013 annual meeting of stockholders may confer discretionary authority to vote on any proposals notice of which is not timely received. In order to include information with respect to a stockholder proposal in our proxy statement and form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act.

The notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Company and derivative securities which are directly or indirectly beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his capacity as a proponent to a stockholder proposal.

A stockholder’s notice relating to nomination for directors shall set forth as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nominations are to be made by the stockholder and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in our Proxy Statement, if any, as a nominee and to serving as a director if elected); and as to such stockholder giving notice, the information required to be provided as set forth in the preceding paragraph and our By-laws. No person shall be eligible for election as a director of the Company, unless nominated in accordance with the procedures set forth herein and in our By-laws, as amended.

It is important that your proxy be returned promptly. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy and vote your own shares.

By Order of the Board of Directors.

FRANK A. CASSOU

Secretary and Chief Legal Counsel

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement, Annual Report is/are available at www.envisionreports.com/WAVE2012.

NextWave Wireless Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS May 17, 2012

The undersigned does hereby constitute and appoint FRANCIS J. HARDING and FRANK A. CASSOU, with the power of substitution, proxies for and in the name, place and stead of the undersigned, to vote all shares votable by the undersigned at the annual meeting of stockholders of NextWave Wireless Inc. to be held at the law offices of Lowenstein Sandler PC located at 1251 Avenue of the Americas, New York, NY 10020 on May 17, 2012 at 9:00 A.M., Local Time and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF NEXTWAVE WIRELESS INC. FOR THE PROPOSAL IN ITEM 1, FOR THE PROPOSAL IN ITEM 2 AND, AS SAID PROXY HOLDER SHALL DEEM ADVISABLE, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

Continued and to be signed on reverse side

0000102597_2      R1.0.0.11699

NEXTWAVE WIRELESS INC 12264 EL CAMINO REAL, SUITE 305 SAN DIEGO, CA 92130

VOTE BY INTERNET - www.envisionreports.com/WAVE2012.

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 1:00 A.M. Central Time the day of the meeting . Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-652-8683

Use any touch-tone telephone to transmit your voting instructions up until 1:00 A.M. Central Time the day of the meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                             DETACH AND RETURN THIS PORTION ONLY

					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees:				☐	☐	☐

01	Allen Salmasi	02 Nader Tavakoli

The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain

2.        To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm to audit the consolidated financial statements of NextWave Wireless, Inc. and its subsidiaries for the fiscal year ended December 29, 2012.

									☐	☐	☐

NOTE: To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.
Please indicate if you plan to attend this meeting. Yes No
			☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

0000102597_1      R1.0.0.11699